Exhibit 4.9

WEBSTER VIRGINIA CORPORATION,

as Issuer,

SANTANDER HOLDINGS USA, INC.,

as Successor,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of August 20, 2026 to

SUBORDINATED DEBT INDENTURE

Dated as of September 11, 2025

THIRD SUPPLEMENTAL INDENTURE, dated as of August 20, 2026 (this “Third Supplemental Indenture”), by and among Webster Virginia Corporation, a Virginia corporation (“Webster Virginia”), as successor-in-interest to Webster Financial Corporation, a Delaware corporation (the “Company”), as issuer, and Santander Holdings USA, Inc., a Virginia corporation (“SHUSA” or “Successor”), as successor-in-interest to Webster Virginia, and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has previously executed and delivered to the Trustee a Subordinated Debt Indenture, dated as of September 11, 2025 (the “Base Indenture”), as supplemented and amended by (i) the First Supplemental Indenture, dated as of September 11, 2025, providing for the issuance of the Company’s 5.784% Fixed Rate Reset Subordinated Notes due 2035 (the “Notes”), which as of the date hereof constitute the only series of Securities issued and Outstanding under the Base Indenture and (ii) the Second Supplemental Indenture, dated as of the date hereof, providing for the assumption of all of the rights and obligations of the Company with respect to all of the Notes by Webster Virginia in connection with the Transactions (as defined below) (collectively, the “Existing Indenture”);

WHEREAS, on February 3, 2026, Banco Santander, S.A. (“Santander”), the Company and Webster Virginia entered into a transaction agreement (the “Transaction Agreement”) that, among other things, provides for the merger of the Company with and into Webster Virginia, with Webster Virginia continuing as the surviving corporation in such transaction, and, immediately afterwards, the acquisition by Santander of all outstanding shares of Webster Virginia common stock (collectively, the “HoldCo Transactions”);

WHEREAS, as contemplated in Section 3.07 of the Transaction Agreement, immediately following completion of the HoldCo Transactions, Santander will contribute all outstanding shares of Webster Virginia common stock to SHUSA (the “Contribution”) and, immediately afterwards, Webster Virginia will merge with and into SHUSA with SHUSA continuing as the surviving corporation in such merger transaction, subject to the terms and conditions of a merger agreement between Webster Virginia and SHUSA (together with the Contribution and the HoldCo Transactions, the “Transactions”);

WHEREAS, on the date hereof, Webster Virginia shall merge with and into SHUSA with SHUSA as the surviving corporation (the “Merger”), and this Third Supplemental Indenture shall be deemed to be executed as of the effective time of such Merger;

WHEREAS, Section 8.01(a) of the Base Indenture provides that, as a result of the Merger, with respect to each series of Outstanding Securities, SHUSA must expressly assume by supplemental indenture the due and punctual payment of the principal of, any premium and interest on, all such Outstanding Securities and the due and punctual performance and observance of every obligation in the Existing Indenture and the Outstanding Securities on the part of Webster Virginia to be performed or observed;

WHEREAS, Section 9.01(a) of the Base Indenture provides that Webster Virginia and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to evidence the succession of another Person to Webster Virginia, and the assumption by any such successor of the covenants of Webster Virginia contained in the Base Indenture and in the Outstanding Securities;

WHEREAS, Webster Virginia and SHUSA have requested and hereby request that the Trustee join with Webster Virginia and SHUSA in the execution of this Third Supplemental Indenture;

WHEREAS, the execution and delivery of this Third Supplemental Indenture have been duly authorized by Webster Virginia and SHUSA and all conditions and requirements necessary to make this instrument a valid and binding agreement of Webster Virginia and SHUSA in accordance with its terms have been duly performed and complied with;

WHEREAS, concurrently with the execution hereof, Webster Virginia has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

WHEREAS, pursuant to Section 9.03 of the Base Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, Webster Virginia, SHUSA and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

AMENDMENT OF INDENTURE

Section 1.1   Assumption of Obligations.  Pursuant to, and in compliance and accordance with, Section 8.01 of the Base Indenture, effective upon completion of the Merger, SHUSA shall be the legal successor-in-interest to Webster Virginia with respect to and hereby expressly assumes all of the rights and obligations of Webster Virginia with respect to all of the Notes and under the Existing Indenture and the Notes.  Pursuant to, and in compliance and accordance with, Section 8.02 of the Base Indenture, SHUSA succeeds to and is substituted for, and may exercise every right and power of, Webster Virginia under the Existing Indenture, with the same effect as if SHUSA had originally been named in the Existing Indenture as the Company therein.

Section 1.2     Notice Address for SHUSA.  Effective upon completion of the Merger, the opening paragraph of the Base Indenture is hereby modified by substituting the principal executive address of the Company with that for SHUSA of Santander Holdings USA, Inc., Treasury Department, 75 State Street, Boston, MA  02109.

ARTICLE 2

MISCELLANEOUS

Section 2.1   Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Existing Indenture.

Section 2.2   Effect of Supplemental Indenture.  This Third Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Existing Indenture.  Upon the execution of this Third Supplemental Indenture, the Existing Indenture is thereby modified in accordance therewith, and this Third Supplemental Indenture shall form a part of the Existing Indenture for all purposes.  Every Holder of Notes heretofore or hereafter authenticated and delivered under the Existing Indenture shall be bound hereby.

Section 2.3   Confirmation.  The Existing Indenture as supplemented and amended by this Third Supplemental Indenture is in all respects ratified and confirmed.

Section 2.4   Trust Indenture Act Controls.  If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Third Supplemental Indenture or the Existing Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Third Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 2.5   GOVERNING LAW.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE.

Section 2.6   Counterparts.  The parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Third Supplemental Indenture and of signature pages by electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 2.7   Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.8   Successors and Assigns.  All covenants and agreements in this Third Supplemental Indenture by Webster Virginia and SHUSA shall bind their successors and assigns, whether so expressed or not.

Section 2.9   Separability Clause.  In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.10   Effectiveness; Operativeness.  This Third Supplemental Indenture shall become effective and binding on Webster Virginia and SHUSA, the Trustee and every Holder of the Outstanding Securities heretofore or hereafter authenticated and delivered under the Existing Indenture, upon (1) the execution and delivery by the parties to this Third Supplemental Indenture and (2) the effectiveness of the Merger.

Section 2.11   Certain Duties and Responsibilities of the Trustee.  In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Existing Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.  The Trustee, for itself and its successor or successors, accepts the terms of the Existing Indenture as supplemented and amended by this Third Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Existing Indenture.  The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this Third Supplemental Indenture.  The recitals and statements in this Third Supplemental Indenture are made by Webster Virginia and SHUSA only and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

Section 2.12   Representations and Warranties.

(a)	SHUSA represents and warrants that (i) it has all necessary power and authority to execute and deliver this Third Supplemental Indenture and to perform the covenants and obligations of Webster Virginia under the Base Indenture and the Notes, (ii) it is the successor of Webster Virginia pursuant to the Merger effected in accordance with applicable law, (iii) it is a corporation organized and existing under the laws of the Commonwealth of Virginia, and (iv) this Third Supplemental Indenture is executed and delivered pursuant to Section 9.01(a) and Article Eight of the Base Indenture and does not require the consent of the Holders of the Outstanding Securities.

(b)	Webster Virginia represents and warrants that (i) it has all necessary power and authority to execute and deliver this Third Supplemental Indenture; (ii) this Third Supplemental Indenture is executed and delivered pursuant to Section 9.01(a) and Article Eight of the Base Indenture and does not require consent of the Holders of the Outstanding Securities; and (iii) as of the date of the execution of this Third Supplemental Indenture and after giving effect to the Merger no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

ISSUER:

WEBSTER VIRGINIA CORPORATION

By:	/s/ Kristy Berner
Name: Kristy Berner
Title: Chief Legal Officer, General Counsel and Secretary

SUCCESSOR:

SANTANDER HOLDINGS USA, INC.

By:	/s/ Jonathan Watson
Name: Jonathan Watson
Title: Treasurer and Executive Vice President

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President